BOARD OF ADVISORS AGREEMENT

THIS AGREEMENT, dated this ~~16th~~ 15TH day of ~~January~~ FEBRUARY 2007, is among ORGANETIX, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Company"); and Aaron Foley, a resident of the United States (hereinafter referred to as "Foley");

WHEREAS, Foley desires to serve as the initial member of the Company's Board of Advisors; and

WHEREAS, the Company desires to have Foley serve on the Company's Board of Advisors for 2 years or until further notice whichever occurs first

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. ***Duties and Involvement.***

The Company hereby engages Foley to serve as Chairman of the Company's Board of Advisors and engage in any and all duties related to such an appointment.

2. ***Term.***

This Agreement shall be effective on ~~January 16~~ FEBRUARY 15, 2007 (the "Effective Date") and shall continue until the earlier of ~~January 16th~~ FEBRUARY 15, 2009 or the date that Foley is removed from the Board of Advisors (the "Expiration Date"). This Agreement may only be terminated by mutual written consents of the parties hereto.

3. ***Compensation and Payment of Expenses.***

On the Effective Date of this Agreement, as sole compensation to Foley, the Company agrees to pay Foley 500,000 shares of Company common stock, $.0001 par value per share (the "Stock"). The shares of Stock shall be issued within 10 business days of the Effective Date and valued at the closing price of the Company's common stock, as traded on the OTCBB® as of the Effective Date of this Agreement. Such Stock shall be delivered to Foley upon issuance. In addition to the Stock, the Company shall reimburse Foley for expenses incurred by Foley providing the expenses incurred by Foley are approved by the Company in writing.

4. ***Services Not Exclusive.***

Foley shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Foley is engaged in other business activities, and that it will continue such activities during the term of this Agreement. Foley shall not be

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restricted from engaging in other business activities during the term of this Agreement so long as they do not conflict with Foley's obligations under this Agreement or are in violation of any state or federal laws, including the federal securities laws.

5. ***Miscellaneous Provisions***

a. Time Time is of the essence of this Agreement.

b. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

c. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday.

d. Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

e. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

f. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

g. Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement.

h. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

i. Assignment. This Agreement may not be assigned by either party.

j. Arbitration.

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i. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussion, thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or a breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

ii. Any provisional remedy which would be available from a court of law shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

iii. The situs of the arbitration shall be New York, New York.

iv. In the event that a dispute results in an arbitration, the parties agree that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator.

k. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days' written notice, to the other party.

l. Governing law. The Agreement shall be construed by and enforced in accordance with the laws of the State of New York.

m. Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

n. Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

o. Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

p. Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns.

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q. Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

Aaron Foley:

1/18/07

Aaron Foley.

COMPANY:

ORGANETIX, INC.

By: Dr. David F. Hostelley
Dr. David F. Hostelley
President

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